Exhibit 10.3

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is made as of July 20, 2018 by EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation (the “Debtor”) in favor of Dan Thompson II LLC and each other Investor (as defined below) that may become party to the Note Purchase Agreement (as defined below) from time to time, as Secured Parties (as defined below).

Pursuant to a Secured Convertible Promissory Note Purchase Agreement (together with all amendments, modifications and restatements of such agreement, the “Note Purchase Agreement”) of even date herewith between the Debtor and Dan Thompson II LLC, as an investor, and each of the other investors party thereto from time to time (collectively, the “Investors”), the Investors have agreed to make advances to the Borrower.

As a condition to extending credit under the Note Purchase Agreement, the Investors have required the execution and delivery of this Agreement by the Debtor.

ACCORDINGLY, in consideration of the mutual covenants contained in the Note Purchase Agreement and herein, the parties hereby agree as follows:

1. Definitions.

(a) Terms defined in Note Purchase Agreement. All terms defined in the Note Purchase Agreement that are not otherwise defined herein shall have the meanings given them in the Note Purchase Agreement.

(b) Terms defined in UCC. The following terms, when used herein (whether or not capitalized), shall have the meanings given them in the UCC (and, in the case of any term defined in Article 9 of the UCC and in another Article of the UCC, the definition thereof in Article 9 of the UCC shall control), except that (i) for purposes of this Agreement, the meaning of such terms will not be limited by reason of any limitation on the scope of the UCC, whether under Section 9-109 of the UCC, by reason of federal preemption or otherwise, and (ii) to the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision:

“Account”

“Chattel paper”

“Commercial tort claim”

“Deposit account”

“Document”

“Equipment”

“Farm products”

“General intangible”

“Instrument”

“Inventory”

“Investment property”

“Letter-of-credit right”

“Letter of credit”

“Money”

“Payment intangible”

(c) Other Definitions. The following terms have the meanings set forth below:

“Collateral” means all right, title and interest of the Debtor in and to accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, fixtures, general intangibles (including the Debtor’s Equity Interests), goods, instruments, inventory, investment property, letter-of-credit rights, letters of credit, securities, any other contract rights or rights to the payment of money and money, whether now owned or hereafter acquired.

“Copyright” means each copyright included in the Collateral.

“Equity Interest” means all of the shares of capital stock of (or other ownership or profit interests in), all of the warrants, options or other rights for the purchase or acquisition of shares of capital stock (or other ownership or profit interests in), all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) or warrants, rights or options for the purchase or acquisition of such shares (or such other interests), and all of the other ownership or profit interests (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning assigned to such term in the Notes.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Issuer” means any person the Equity Interests of which is included in the Collateral.

“LLC” means any limited liability company in which the Debtor now owns or hereafter acquires a LLC Interest.

“LLC Interest” means any membership interest in a limited liability company now owned or hereafter acquired by the Debtor.

“Obligations” means all obligations of the Borrower under the Note Purchase Agreement and each of the other Transaction Documents, including without limitation each of the Notes and the Warrants.

“Patent” means each patent or application for patent included in the Collateral.

“Permitted Liens” means all liens (a) granted under that certain Second Amended and Restated Security Agreement by Titan CNG LLC, Titan El Toro LLC, Titan Diamond Bar LLC, Titan Blaine LLC, and the Company, (b) granted in connection with that certain Agreement and Plan of Securities Exchange, dated January 11, 2017, by and among EVO CNG, LLC, Environmental Alternative Fuels, LLC, Danny R. Cuzick, Damon R. Cuzick, Theril H. Lund, Thomas J. Kiley and the Company and the transactions contemplated thereby, and (c) granted in connection with that certain Equity Purchase Agreement dated June 1, 2018 between the Company and Billy (Trey) Peck Jr. and the transactions contemplated thereby.

“Receivable” means any account, chattel paper, instrument, payment intangible or other right to payment arising out of the provision of goods or services by the Debtor.

“Related Voting Rights” means any and all voting rights related to or arising out of any Equity Interest constituting Collateral.

“Security Interest” means the security interest granted hereunder.

“Secured Parties” means the Investors and the other persons the Obligations are owing to which are or are purported to be secured by the Collateral under the terms of this Agreement.

“Trademark” means each trademark, service mark, collective membership mark, and registration or application for registration of any trademark, service mark or collective membership mark, included in the Collateral, together with the goodwill associated therewith.

“UCC” means the Uniform Commercial Code as adopted in the State of Arizona

2. Security Interest. The Debtor hereby grants the Secured Parties a security interest in the Collateral to secure the payment and performance of the Obligations.

3. Representations, Warranties and Agreements. The Debtor hereby represents, warrants and agrees as follows:

(a) Title. The Debtor (i) has absolute title to each item of Collateral in existence on the date hereof, free and clear of all Liens other than Permitted Liens, (ii) will have, at the time the Debtor acquires any rights in Collateral hereafter arising, absolute title to each such item of Collateral free and clear of all Liens other than Permitted Liens, (iii) will keep all Collateral free and clear of all Liens other than Permitted Liens, and (iv) will defend the Collateral against all claims or demands (other than claims and demands based on Permitted Liens) of all persons other than the Secured Parties. The Debtor will not sell or otherwise dispose of the Collateral or any interest therein without the prior written consent of the Secured Parties, except that, until the occurrence of an Event of Default and the revocation by the Secured Parties of the Debtor’ right to do so, the Debtor may sell any inventory constituting Collateral to buyers in the ordinary course of business.

(b) Legal Name; Jurisdiction; Chief Executive Office; Organizational Identification Number. Exhibit A hereto sets forth the Debtor’s correct legal name, jurisdiction of organization, chief executive office, organizational identification number issued by the jurisdiction of organization, and federal employer identification number. The Debtor has only one state of incorporation or organization. The Debtor will not change its name, jurisdiction of organization or chief executive office without prior written notice to the Secured Parties.

(c) Fixtures. The Debtor will not permit any tangible Collateral to become part of or to be affixed to any real property without first assuring to the reasonable satisfaction of the Secured Parties that the Security Interest will be prior and senior to any Lien then held or thereafter acquired by any mortgagee of such real property or the owner or purchaser of any interest therein.

(d) Receivables. Each Receivable is (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim (other than those arising in the ordinary course of business), of the account debtor or other obligor named therein or in the Debtor’s records pertaining thereto as being obligated to pay such obligation. The Debtor will not agree to any material modification or amendment of, or agree to any forbearance, release or cancellation of, any such obligation without the Secured Parties’ prior written consent, and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

(e) Evidences of Collateral. The Debtor will (i) promptly (upon receipt) deliver to the Secured Parties all certificates or instruments representing or constituting Collateral, if any, and (ii) duly endorse, in blank, each and every certificate or instrument constituting Collateral, if any, by signing on said certificate or instrument or by signing a separate document of assignment or transfer, as required by the Secured Parties. Prior to any of the foregoing deliveries, the Debtor shall hold all such certificates or instruments, if any, in trust for the benefit of the Secured Parties.

(f) Miscellaneous Covenants. The Debtor will:

(i)	Keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof.

(ii)	Promptly pay all Taxes levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which the Debtor has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a material adverse effect.

(iii)	At all reasonable times, permit the Secured Parties, or the representatives of the Secured Parties, to examine or inspect any Collateral, wherever located, and to examine, inspect and copy the Debtor’ books and records pertaining to the Collateral and their business and financial condition and to send and discuss with account debtors and other obligors requests for verifications of amounts owed to the Debtor.

(iv)	Keep accurate and complete records pertaining to the Collateral and pertaining to the Debtor’s business and financial condition and submit to the Secured Parties such periodic reports concerning the Collateral and the Debtor’s business and financial condition as the Secured Parties may from time to time reasonably request.

(v)	Promptly notify the Secured Parties of any loss of or material damage to any Collateral or of any adverse change, known to the Debtor, in the prospect of payment of any sums due on or under any Receivable.

(vi)	At all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (in case of Collateral consisting of motor vehicles) and such other risks and in such amounts as the Secured Parties may reasonably request, with any loss payable to the Secured Parties to the extent of its interest.

(vii)	Not permit any tangible Collateral to be located in any jurisdiction in which a financing statement covering such Collateral is required to be, but has not in fact been, filed in order to perfect the Security Interest or in which any other action is required to be, but has not in fact been, taken in order to perfect the Security Interest.

(viii)	If any Collateral consists of a motor vehicle, at the request of the Secured Parties, execute such documents as may be required to have the Security Interest properly noted on a certificate of title and, if Collateral consists of investment property, execute any control or transfer agreement which Secured Parties may reasonably require to obtain control over such investment property.

(ix)	Pay when due or reimburse the Secured Parties on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including in each case all reasonable attorneys’ fees) incurred by the Secured Parties in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings.

(x)	Execute, deliver or endorse any and all assignments, security agreements, control agreements and other agreements and writings (including but not limited to copyright, patent and trademark security agreements) that the Secured Parties may at any time reasonably request in order to secure, continue, protect, perfect or enforce the Security Interest and the Secured Parties’ rights under this Agreement.

(xi)	Not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance.

(xii)	Not amend or terminate any financing statement naming the Secured Parties (on behalf of the Secured Parties) as secured party except upon written prior authorization of the Secured Parties.

4. Secured Parties’ Right to Take Action. If the Debtor at any time fails to perform or observe any agreement contained in this Agreement, and if such failure continues for a period of ten calendar days after the Secured Parties give the Debtor written notice thereof (or, in the case of the agreements contained in clauses (vi) and (viii) of Section 3(f), for a period of three calendar days after Secured Parties give the Debtor written thereof), the Secured Parties may (but need not) perform or observe such agreement on behalf and in the name, place and stead of the Debtor (or, at the Secured Parties’ option, in the Secured Parties’ own name) and may (but need not) take any and all other actions which the Secured Parties may reasonably deem necessary to cure or correct such failure (including, without limitation the payment of Taxes, the satisfaction of Liens, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation or insurance); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, the Debtor shall thereupon pay the Secured Parties on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees) incurred by the Secured Parties in connection with or as a result of the Secured Parties’ performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by the Secured Parties at the highest rate then applicable to any of the Obligations. To facilitate the performance or observance by the Secured Parties of such agreements of the Debtor, the Debtor hereby irrevocably appoints (which appointment is coupled with an interest) the Secured Parties, or its delegate, as the attorney-in-fact of that Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of that Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Debtor under this Section 4 and Section 6.

5. Financing Statements. The Secured Parties may (and the Debtor hereby authorizes the Secured Parties to) execute and file such financing statements and other documents as the Secured Parties may at any time deem appropriate to perfect the Security Interest. Without limiting the generality of the foregoing, the Debtor authorizes the Secured Parties to file financing statements designating the collateral as “all personal property” or “all assets” of that Debtor, and authorizes, ratifies and approves any financing statement filed by the Secured Parties on or prior to the date of this Agreement.

6. Secured Party Appointed Attorney-in-Fact. The Debtor hereby appoints the Secured Parties the Debtor’s attorney-in-fact, with full authority in the place and stead of the Debtor and in the name of the Debtor or otherwise, from time to time during the continuance of an Event of Default in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement (but the Secured Party shall not be obligated to and shall have no liability to the Debtor or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. The Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

7. Remedies upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Secured Parties may exercise any one or more of the following rights and remedies: (a) declare all unmatured Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand; (b) exercise and enforce any or all rights and remedies available upon default to a secured party under the UCC, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Debtor hereby expressly waives), and the right to sell, lease, license or otherwise dispose of any or all of the Collateral, and in connection therewith, the Secured Parties may require the Debtor to make the Collateral available to the Secured Parties at a place to be designated by the Secured Parties which is reasonably convenient to all applicable parties, and if notice to the Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9) at least 10 calendar days prior to the date of intended disposition or other action; (c) enforce the Trademarks, Patents and Copyrights; (d) exercise all Related Voting Rights; and (e) exercise or enforce any or all other rights or remedies available to the Secured Parties by law or agreement against the Collateral, against the Debtor or against any other person or property. The Secured Parties is hereby granted a nonexclusive, worldwide and royalty-free license, with the right to grant sublicenses, to all Intellectual Property Rights of the Debtor that the Secured Parties deems necessary or appropriate to the disposition of any Collateral; provided, however, that the Secured Parties shall not exercise such license or right prior to the occurrence and during the continuance of an Event of Default.

8. Other Personal Property. Unless at the time the Secured Parties takes possession of any tangible Collateral, or within 7 days thereafter, the Debtor give written notice to the Secured Parties of the existence of any goods, papers or other property of the Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, describing such property, the Secured Parties shall not be responsible or liable to the Debtor for any action taken or omitted by or on behalf of the Secured Parties with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

9.  Notices. All notices and other communications hereunder shall be in writing and shall be delivered, and deemed delivered, in accordance with the Note Purchase Agreement.

10. Requests for Accounting. All requests under Section 9-210 of the UCC (i) shall be made in a writing signed by an authorized person, (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Secured Parties, and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC. The Debtor request that the Secured Parties respond to all such requests which on their face appear to come from an authorized individual and release the Secured Parties from any liability for so responding. The Debtor shall pay Secured Parties the maximum amount allowed by law for responding to such requests.

11. Secured Parties’ Obligations.

(a) The Secured Parties may exercise or refrain from exercising any rights (including making demands and giving notices) and take or refrain from taking any action (including the release or substitution of the Collateral), in accordance with this Agreement and the Note Purchase Agreement. The Secured Parties may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Secured Parties may resign and a successor Secured Party may be appointed in the manner provided in the Note Purchase Agreement.

(b) The Secured Parties’ duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if the Secured Parties exercise reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercise reasonable care in the selection of the bailee or other third person, and the Secured Parties need not otherwise preserve, protect, insure or care for any Collateral. The Secured Parties shall not be obligated to preserve any rights the Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. To the extent that applicable law imposes duties on the Secured Parties to exercise remedies in a commercially reasonable manner, the Debtor acknowledges and agrees that it would be commercially reasonable for the Secured Parties (i) to fail to incur expenses deemed significant by the Secured Parties to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against any account debtor or other obligor or to remove Liens on or any adverse claims against Collateral, (iv) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (v) to dispose of assets in wholesale rather than retail markets, or (vi) to disclaim disposition warranties, such as title, possession or quiet enjoyment. The Debtor acknowledges that this Section 11 is intended to provide non-exhaustive indications of actions or omissions by the Secured Parties that would be commercially reasonable in the Secured Parties’ exercise of remedies against the Collateral, and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11. Nothing contained in this Section 11 shall be construed to grant any rights to the Debtor or to impose any duties on the Secured Parties that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 11. The Secured Parties shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder.

12. Waiver; Cumulative Remedies. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Parties. A waiver signed by the Secured Parties shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Parties’ rights or remedies. All rights and remedies of the Secured Parties shall be cumulative and may be exercised singularly or concurrently, at the Secured Parties’ option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

13. Binding Effect. This Agreement has been duly and validly authorized by all necessary action of the Debtor. This Agreement shall be binding upon and inure to the benefit of the Debtor and the Secured Parties and their respective successors and assigns and shall take effect when signed by the Debtor and delivered to the Secured Parties. The Debtor waives notice of the Secured Parties’ acceptance hereof.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would require or permit the application of the laws of any other jurisdiction.

15. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY BE INSTITUTED ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF, AND SOLE VENUE IN, SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN THE PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL SUIT, ACTION OR ANY PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each of the Borrower and each Secured Party consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 15 shall affect or limit any right to serve process in any other manner permitted by law.

16. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

17. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

18. Survival. All covenants, agreements, representations and warranties made by the Borrower or any other Debtor in the Transaction Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the Secured Parties and the other Secured Parties and shall survive the execution and delivery of the Transaction Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Secured Parties may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 12, 13, 14, 15, 16, 17, 18, and 19 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

19. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Debtor and the Secured Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Signature pages follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DEBTOR:

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By	/s/ John P. Yeros
Name: John P. Yeros
Title: Chief Executive Officer

SECURED PARTY:

DAN THOMPSON II LLC

By	/s/ Dan Thompson
Name: Dan Thompson
Title: President

Signature Page to Security Agreement

Exhibit A

Debtor Information

Legal Name	Jurisdiction of Organization	Chief Executive Office	Organizational Identification Number	Federal Employer Identification Number
EVO Transportation & Energy Services, Inc.	Delaware	8285 West Lake Pleasant Parkway Peoria, AZ 85382	4888415	37-1615850